Exhibit 99.1

Delek Logistics Reports First Quarter 2024 Results

•Net income attributable to all partners of $32.6 million
•Quarterly EBITDA of $101.5 million
•Distributable cash flow of $68.0 million, DCF coverage ratio of 1.35x
•In 2024, successfully executed $850 million debt offering and $138 million equity offering:
•Improved liquidity from approximately $300.0 million to $800.0 million
•Added 3.6 million units for a total 47.2 million outstanding units and increased volume activity
•Improved leverage ratio to 4.01x from 4.34x at year-end 2023
•Delivered 45 consecutive quarters of distribution growth with recent increase to $1.070/unit

BRENTWOOD, Tenn., May 7, 2024 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the first quarter 2024, with reported net income attributable to all partners of $32.6 million, or $0.73 per diluted common limited partner unit. This compares to net income attributable to all partners of $37.4 million, or $0.86 per diluted common limited partner unit, in the first quarter 2023. The decrease in net income attributable to all partners was driven by higher interest expense. Net cash provided in operating activities was $43.9 million in the first quarter 2024 compared to $29.2 million in the first quarter 2023. Distributable cash flow was $68.0 million in the first quarter 2024, compared to $61.8 million in the first quarter 2023.
For the first quarter 2024, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $101.5 million compared to $93.2 million in the first quarter 2023.
“Delek Logistics had a strong quarter, delivering another solid financial and operational performance,” said Avigal Soreq, President of Delek Logistics' general partner.
"I'm proud of the team for successfully executing the debt and equity offerings during the quarter," Soreq continued. "We improved DKL's financial strength and flexibility with these transactions. The leverage ratio was lowered to 4.01x, down from 4.34x at year-end 2023, and liquidity was improved to approximately $800.0 million. Additionally, we saw new investor interest and increased volume activity in the units, enhancing our opportunities with DKL."
“In April, the Board continued its commitment to return value to unitholders and approved the 45th consecutive increase in the quarterly distribution to $1.070 per unit," Mr. Soreq concluded.
Distribution and Liquidity
On April 25, 2024, Delek Logistics declared a quarterly cash distribution of $1.070 per common limited partner unit for the first quarter 2024. This distribution will be paid on May 15, 2024 to unitholders of record on May 8, 2024. This represents a 1.4% increase from the fourth quarter 2023 distribution of $1.055 per common limited partner unit, and a 4.4% increase over Delek Logistics’ first quarter 2023 distribution of $1.025 per common limited partner unit. For the first quarter 2024, the total cash distribution declared to all partners was approximately $50.5 million, resulting in a distributable cash flow ("DCF") coverage ratio of 1.35x.
As of March 31, 2024, Delek Logistics had total debt of approximately $1.60 billion and cash of $9.7 million. Additional borrowing capacity, subject to certain covenants, under the $1.15 billion third party revolving credit facility was $584.8 million. The total leverage ratio as of March 31, 2024 of approximately 4.01x was within the requirements of the maximum allowable leverage ratio under the credit facility.
Consolidated Operating Results
First quarter 2024, EBITDA was $101.5 million compared with $93.2 million in the first quarter 2023. The $8.3 million increase reflects higher contributions from the Delaware Gathering systems, terminalling and marketing rate increases, as well as continued strong throughput on joint venture pipelines. The increase was partially offset by higher operating expenses driven by the growth in operations.
Gathering and Processing Segment
EBITDA in the first quarter 2024 was $57.8 million compared with $55.4 million in the first quarter 2023. The increase was primarily due to higher throughput from Permian Basin assets.

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Wholesale Marketing and Terminalling Segment
EBITDA in the first quarter 2024 was $25.3 million, compared with first quarter 2023 EBITDA of $22.0 million. The increase was primarily due to higher terminalling utilization.
Storage and Transportation Segment
EBITDA in the first quarter 2024 was $18.1 million, compared with $13.4 million in the first quarter 2023. The increase was primarily due to increased storage and transportation rates.
Investments in Pipeline Joint Ventures Segment
During the first quarter 2024, income from equity method investments was $8.5 million compared to $6.3 million in the first quarter 2023.
Corporate
EBITDA in the first quarter 2024 was a loss of $8.1 million compared to a loss of $4.0 million in the first quarter 2023.
First Quarter 2024 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its first quarter 2024 results on Tuesday, May 7, 2024 at 11:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
About Delek Logistics Partners, LP
Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline and other transportation services primarily for crude oil and natural gas customers, storage, wholesale marketing and terminalling services primarily for intermediate and refined product customers, and water disposal and recycling services. Delek US Holdings, Inc. ("Delek US") owns the general partner interest as well as a majority limited partner interest in Delek Logistics, and is also a significant customer.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a significant portion of Delek Logistics' revenue is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; risks and uncertainties related to the integration of the 3 Bear business following the recent acquisition; uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; projected capital expenditures, scheduled turnaround activity; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward-looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory; projected benefits of the Delaware Gathering acquisition; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation.
Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying consolidated statements of income.

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•Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.
Our EBITDA and distributable cash flow measures are non GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders on a current and on-going basis;
•Delek Logistics' ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA and distributable cash flow measures provide information useful to investors in assessing our financial condition and results of operations and assists in evaluating our ongoing operating performance for current and comparative periods. EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in our industry, our definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. For a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP, please refer to "Results of Operations" below. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek Logistics Partners, LP
Consolidated Balance Sheets (Unaudited)
(In thousands, except unit data)
	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$9,672	$3,755
Accounts receivable	56,993	41,131
Accounts receivable from related parties	36,588	28,443
Inventory	1,655	2,264
Other current assets	615	676
Total current assets	105,523	76,269
Property, plant and equipment:
Property, plant and equipment	1,336,053	1,320,510
Less: accumulated depreciation	(406,009)	(384,359)
Property, plant and equipment, net	930,044	936,151
Equity method investments	238,185	241,337
Customer relationship intangible, net	176,811	181,336
Marketing contract intangible, net	100,352	102,155
Rights-of-way, net	60,141	59,536
Goodwill	12,203	12,203
Operating lease right-of-use assets	17,641	19,043
Other non-current assets	13,471	14,216
Total assets	$1,654,371	$1,642,246

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$26,313	$26,290
Current portion of long-term debt	—	30,000
Interest payable	12,710	5,805
Excise and other taxes payable	7,638	10,321
Current portion of operating lease liabilities	6,442	6,697
Accrued expenses and other current liabilities	4,098	11,477
Total current liabilities	57,201	90,590
Non-current liabilities:
Long-term debt, net of current portion	1,601,226	1,673,789
Operating lease liabilities, net of current portion	7,367	8,335
Asset retirement obligations	10,225	10,038
Other non-current liabilities	20,819	21,363
Total non-current liabilities	1,639,637	1,713,525
Total liabilities	1,696,838	1,804,115
Equity (Deficit):
Common unitholders - public; 12,898,253 units issued and outstanding at March 31, 2024 (9,299,763 at December 31, 2023)	290,051	160,402
Common unitholders - Delek Holdings; 34,311,278 units issued and outstanding at March 31, 2024 (34,311,278 at December 31, 2023)	(332,518)	(322,271)
Total deficit	(42,467)	(161,869)
Total liabilities and deficit	$1,654,371	$1,642,246

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Delek Logistics Partners, LP
Consolidated Statement of Income and Comprehensive Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended March 31,
	2024	2023
Net revenues:
Affiliate	$139,625	$124,999
Third-party	112,450	118,526
Net revenues	252,075	243,525
Cost of sales:
Cost of materials and other - affiliate	92,882	91,071
Cost of materials and other - third party	30,810	35,025
Operating expenses (excluding depreciation and amortization presented below)	31,695	24,215
Depreciation and amortization	25,167	19,764
Total cost of sales	180,554	170,075
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	221	525
General and administrative expenses	4,863	7,510
Depreciation and amortization	1,328	1,341
Loss on disposal of assets	567	142
Total operating costs and expenses	187,533	179,593
Operating income	64,542	63,932
Interest expense, net	40,229	32,581
Income from equity method investments	(8,490)	(6,316)
Other income, net	(171)	(2)
Total non-operating expenses, net	31,568	26,263
Income before income tax expense	32,974	37,669
Income tax expense	326	302
Net income attributable to partners	$32,648	$37,367
Comprehensive income attributable to partners	$32,648	$37,367

Net income per limited partner unit:
Basic	$0.74	$0.86
Diluted	$0.73	$0.86
Weighted average limited partner units outstanding:
Basic	44,406,356	43,569,963
Diluted	44,422,817	43,585,297
Cash distribution per common limited partner unit	$1.070	$1.025

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (In thousands)	Three Months Ended March 31,
(Unaudited)	2024	2023
Cash flows from operating activities
Net cash provided by operating activities	$43,858	$29,190
Cash flows from investing activities
Net cash used in investing activities	(9,861)	(26,979)
Cash flows from financing activities
Net cash (used in) provided by financing activities	(28,080)	783
Net increase in cash and cash equivalents	5,917	2,994
Cash and cash equivalents at the beginning of the period	3,755	7,970
Cash and cash equivalents at the end of the period	$9,672	$10,964

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP (Unaudited)
(In thousands)
	Three Months Ended March 31,
	2024	2023
Reconciliation of Net Income to EBITDA:
Net income	$32,648	$37,367
Add:
Income tax expense	326	302
Depreciation and amortization	26,495	21,105
Amortization of marketing contract intangible	1,803	1,803
Interest expense, net	40,229	32,581
EBITDA	$101,501	$93,158

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$43,858	$29,190
Changes in assets and liabilities	25,787	37,670
Non-cash lease expense	(1,939)	(2,200)
Distributions from equity method investments in investing activities	2,133	1,440
Regulatory and sustaining capital expenditures not distributable	(1,279)	(4,246)
Reimbursement from Delek Holdings for capital expenditures	286	337
Accretion of asset retirement obligations	(187)	(176)
Deferred income taxes	(101)	(111)
Loss on disposal of assets	(567)	(142)
Distributable Cash Flow	$67,991	$61,762

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation (Unaudited)
(In thousands)
	Three Months Ended March 31,
	2024	2023
Distributions to partners of Delek Logistics, LP	$50,514	$44,664

Distributable cash flow	$67,991	$61,762
Distributable cash flow coverage ratio (1)	1.35x	1.38x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (Unaudited)
(In thousands)

	Three Months Ended March 31, 2024
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$52,553	$52,882	$34,190	$—	$—	$139,625
Third party	43,330	66,388	2,732	—	—	112,450
Total revenue	$95,883	$119,270	$36,922	$—	$—	$252,075

Segment EBITDA	$57,772	$25,274	$18,127	$8,477	$(8,149)	$101,501
Depreciation and amortization	21,154	1,712	2,775	—	854	26,495
Amortization of customer contract intangible	—	1,803	—	—	—	1,803
Interest expense, net	—	—	—	—	40,229	40,229
Income tax expense						326
Net income						$32,648

Capital spending	$14,723	$(84)	$526	$—	$—	$15,165

	Three Months Ended March 31, 2023
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$52,761	$33,751	$38,487	$—	$—	$124,999
Third party	39,671	78,558	297	—	—	118,526
Total revenue	$92,432	$112,309	$38,784	$—	$—	$243,525

Segment EBITDA	$55,445	$21,954	$13,422	$6,316	$(3,979)	$93,158
Depreciation and amortization	16,447	1,689	2,102	—	867	21,105
Amortization of customer contract intangible	—	1,803	—	—	—	1,803
Interest expense, net	—	—	—	—	32,581	32,581
Income tax expense						302
Net income						$37,367

Capital spending	$32,789	$3,116	$196	$—	$—	$36,101

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended March 31,
Gathering and Processing	2024	2023
Regulatory capital spending	$—	$—
Sustaining capital spending	837	—
Growth capital spending	13,886	32,789
Segment capital spending	$14,723	$32,789
Wholesale Marketing and Terminalling
Regulatory capital spending	(72)	61
Sustaining capital spending	(12)	2,931
Growth capital spending	—	124
Segment capital spending	$(84)	$3,116
Storage and Transportation
Regulatory capital spending	$—	$24
Sustaining capital spending	526	172
Growth capital spending	$—	$—
Segment capital spending	$526	$196
Consolidated
Regulatory capital spending	$(72)	$85
Sustaining capital spending	1,351	3,103
Growth capital spending	13,886	32,913
Total capital spending	$15,165	$36,101

Delek Logistics Partners, LP
Segment Operating Data (Unaudited)
	Three Months Ended March 31,
	2024	2023
Gathering and Processing Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	73,011	63,528
Refined products pipelines to Enterprise Systems	63,234	55,003
El Dorado Gathering System	12,987	13,872
East Texas Crude Logistics System	19,702	22,670
Midland Gathering System	213,458	222,112
Plains Connection System	256,844	240,597
Delaware Gathering Assets:
Natural Gas Gathering and Processing (Mcfd(1))	76,322	74,716
Crude Oil Gathering (average bpd)	123,509	103,725
Water Disposal and Recycling (average bpd)	120,269	88,182

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (2)	66,475	34,816
Big Spring marketing throughputs (average bpd)	76,615	78,380
West Texas marketing throughputs (average bpd)	9,976	8,696
West Texas gross margin per barrel	$2.15	$5.47
Terminalling throughputs (average bpd) (3)	136,614	93,305
(1) Mcfd - average thousand cubic feet per day.
(2) Excludes jet fuel and petroleum coke.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, El Dorado and North Little Rock, Arkansas and Memphis and Nashville, Tennessee terminals.

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Investor Relations and Media/Public Affairs Contact:
Rosy Zuklic, Vice President of Investor Relations and Market Intelligence

investor.relations@delekus.com; rosy.zuklic@delekus.com; 615-767-4344
Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (https://www.deleklogistics.com/investor-relations), news webpage (https://www.deleklogistics.com/news-releases) and its X account (@DelekLogistics).

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